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                                                                  Exhibit 23.3
CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to incorporation by reference in the Registration Statement (Form S-8) pertaining to the ADC/NVISION SHARE OPTION PLAN of ADC Telecommunications, Inc. and to the incorporation by reference therein of our report dated January 22, 1998 (except for Comprehensive Income as to which the date is March 12, 1999) with respect to the consolidated statements of income, changes in shareholders' equity and cash flows of Saville Systems PLC for the year ended December 31,1997 included in the Annual Report (Form 10-K) of ADC Telecommunications, Inc. for the year ended October 31, 1999, filed with the Securities and Exchange Commission.


/s/ Ernst & Young
Ernst & Young


Galway, Ireland
January 3, 2000